CONTACT:
Kim C. Drapkin, Chief Financial Officer, EPIX
(781) 761-7602
Andrea L. Johnston, Pure Communications
(910) 681-1088
EPIX Pharmaceuticals Provides Earnings Update
LEXINGTON, MA, February 21, 2007 — EPIX Pharmaceuticals, Inc. (NASDAQ:EPIX) announced today that it is postponing its earnings release announcement, previously scheduled for today, due to its on-going stock option review.
In December 2006, the company’s board of directors created a special board committee of independent directors to conduct a voluntary review of past stock option practices at the company. The committee of independent directors retained outside legal counsel to assist in this matter.
This review was initiated on December 8, 2006 in response to a media inquiry the company received on that same day. That inquiry included assertions relating to the exercise of stock options during and prior to 2002, by a former chief executive officer of the company who left the company in 2005. Although the media inquiry only related to the exercise of stock options, the Company chose to review all of the company’s stock option practices, including the granting of stock options.
About EPIX
EPIX Pharmaceuticals is a biopharmaceutical company focused on discovering, developing and commercializing novel pharmaceutical products through the use of proprietary technology to better diagnose, treat and manage patients. The company has six internally-discovered therapeutic and imaging drug candidates currently in clinical trials targeting conditions such as depression, Alzheimer’s disease, cardiovascular disease and obesity. The four drug candidates include PRX-08066 in Phase 2 clinical development for pulmonary hypertension associated with chronic obstructive pulmonary disease, PRX-03140 which is in a Phase 2a clinical trial in Alzheimer’s disease, PRX-00023 which is being developed to treat major depression, and PRX-07034, which is in Phase 1 clinical development for the treatment of obesity and cognitive impairment. The company also has a blood-pool imaging agent (Vasovist(TM)) approved in 30 countries and marketed in Europe, and has EP-2104R, an imaging agent in Phase II for the detection of blood clots using MRI, which the Company intends to outlicense. EPIX also has collaborations with leading organizations, including GlaxoSmithKline, Amgen, Cystic Fibrosis Foundation Therapeutics, and Bayer Schering Pharma, Germany. For more information about EPIX, please visit the company’s website at www.epixpharma.com.